EXHIBIT 99.3

                 Greenhouse Solutions Inc. Announces Addition of
                   Key Members to the Company's Advisory Board


Greenwood  Village,  CO - January 30th,  2015 - Greenhouse  Solutions  Inc. (OTC
PINK: GRSU) today announced the addition of world-renowned scientist Dr. M.S. Reddy and international patent attorney Kyle W. Rost to the company's advisory board. These additions further strengthen the Company's plans to create a strong leadership role in the emerging CBD (Cannabidol) neutracutical and intellectual property industry.


         "I'm very excited to see the expansion of our advisory board," commented Rik J Deitsch, CEO of Greenhouse Solutions. "We are in the process of creating new paradigms with the use of Cannabidiol and probiotics for the wellness marketplace," he continued. "These are uncharted waters and will require the expertise of strong advisors. Dr. Reddy has the experience we need for the science and formulation in the probiotic space; while Kyle Rost will help protect the company's intellectual property now and into the future. This is an excellent start to the Company's growth," he concluded.

Dr. Reddy is the founder and president of Denver-based American Dairy and Food Consulting Laboratories and International Media and Cultures (IMAC Inc.) which has ten manufacturing plants selling products throughout the United States, Canada, Europe, India and Latin America. He holds over 150 U.S. and international patents and has published over 80 scientific articles on dairy starter cultures, probiotics, pharmaceuticals, and complementary alternative medicines pertaining to probiotics. He has also authored several books including the popular A to Z of Success, published by Orient Longmont Company. Dr. Reddy has served as a technical consultant to over 70 national and international companies, including Domino's Pizza and Pizza Hut. He has received many awards in scientific research, community service, and entrepreneurship including: the Richard Hoyt award, Sigma-Xi Research award, Outstanding Scientist award, Entrepreneur and Businessman of the year award, Lifetime Achievement awards from three different national organizations, Pride of India award from India, International Entrepreneur award and the President Ronald Reagan Gold Medal. He holds M.S. and Ph.D. degrees in food technology, microbiology and (virology) with honors and distinctions from Iowa State University.

"The complementary alternative medicine field is fast growing perhaps due to the long list of side effects associated the modern allopathic medicines." Stated Dr. M.S. Reddy, "Any natural botanical product which has therapeutic effects is worth researching. Since the Probiotics are well accepted all over the world, it is only natural to take advantage of synergy between the botanical products of Greenhouse Solutions and the health promoting Probiotics." Dr. M.S Reddy continued, "This perhaps may be the wave of the future to discover the new drugs, with least side effects, to reduce the incurable diseases through research and development. This is the beginning of new era to come up with medicaments which may alleviate the pain and suffering due to severe but chronic metabolic diseases, which have been plaguing the humans and animals (including household pets), for a long, long time." Dr. M.S. Reddy concluded.

         Mr. Rost holds the degree of Juris Doctor with Honors from the University of Texas and is a senior partner with the firm of Lewis & Rost, intellectual property lawyers with offices in Denver and northern Colorado. He specializes in practice before the U.S. Patent and Trademark Office and obtains patents worldwide through his network of leading attorneys in every major country around the globe. In addition, he has taught business law and served as an expert witness in numerous federal and state courts in both patent and trademark causes. Areas of patent expertise include environmental remediation,
chemistry,  pharmaceuticals,   biotechnology,   therapeutics,   probiotics,  and
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nutraceuticals.  Some of the areas where he has secured  protection  for leading edge technologies  include cleaning  geothermal steam feeding power plants while
increasing   turbine  output,   localized  cleaning  of  aquaculture  waters  by
application of specialized biochemical feeds in proximity to the stock in a body of water, treating water supplies with easily renewed agents to remove heavy metals, synergistic combinations of pharmaceuticals and probiotics, and treating divided food products to impart superior handling characteristics.

"I'm very happy to be a part of a company developing the next generation of therapeutic agents from a largely overlooked resource." Stated Kyle W. Rost, "The benefits will be a new source of treatment for people with conditions that have long begged for greater attention and more effective care. The company will pursue a strong, proprietary portfolio of these technologies in which I will aide in protecting every step of the way." Mr.Rost concluded.

The company encourages all current and prospected shareholders to visit greenhousesolutionsinc.com

Greenhouse Solutions, Inc Design & Consulting

Greenhouse Solutions' design & consulting service offers an all-inclusive solution to the expansion and efficiency of hydroponic and agricultural businesses nationwide. The Company is able to supply a comprehensive solution to the design, build, implementation, production, and expansion of all variations of indoor, outdoor and greenhouse agricultural business. The Company utilizes its in-house design, consultation, construction and online hydroponic store in conjunction with the Company's industry-leading and grow experts to cover all bases in this bourgeoning industry. The Company believes the experience of its design and consulting team far exceeds that of any current competitor's nationwide.

Greenhouse Solutions' Product Development

Greenhouse Solutions Inc is expanding its business model into a Company with efforts in the development, marketing, production, and sales of cannabidiol ("CBD") products for both the personal health and companion pet markets utilizing a licensed probiotic delivery system (US Patent #6,080,401) and other licensed formulas. Cannabidiol (CBD) is a naturally-occurring substance found in both the cannabis and hemp species of the Cannabis Sativa plant. The extracted oil is non-psychoactive and is actively being researched and implemented in a number of conditions, including: Dravet Syndrome, Multiple Sclerosis (MS), depression and schizophrenia. As research continues into the broad spectrum of uses for CBD, Greenhouse Solutions will seek to develop and produce various products for the wellness marketplace that utilize the ingredient.

SEC Disclaimer

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in Greenhouse Solutions' ("the Company's") business plan. The additions to the advisory board made herein should not be construed as an indication in any way whatsoever of the future value of the Company's common stock or its present or future financial condition. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.


Contact:
info.ir@greenhousesolutionsinc.com
www.greenhousesolutionsinc.com
720-528-4050